Joint Venture Contract

Article I  General Provisions

This Contract is hereby entered into between China Shenghuo Pharmaceutical Holdings, Inc. and Kunming Tianzhiheng Hotel Management Co., Ltd. for the purpose of mutual investment in Shenghuo Minglou Hotel at the address of No.2 Jing You Road, Kunming Economy and Technology Developing District under the principle of equality and mutual benefits.

Article II  Definition of Each Party in the Joint Venture

1. The Parties of this Contract:

China Shenghuo Pharmaceutical Holdings Inc. (hereinafter referred to as Party A), registered in Kunming City, with its legal address: No.2 Jing You Road, Kunming Economy and Technology Developing District.
Name of legal representative: Gui Hua Lan.
Position: Chairman of the Board of Directors.

Kunming Tianzhiheng Hotel Management Co., Ltd. (hereinafter referred to as Party B), registered in Panlong District, Kunming City, Yunnan Province, with its the legal address: No. 102, Unit 3, Building 161, Jiangdong Huayuan, Kunming City.
Name of legal representative: RONG,  Hua Liu.
Position: Chairman of the Board.

Article III   Joint Venture Project-  A Joint Venture Hotel

2. Both parties herein agree to set up the joint venture project in Kunming City, Yunnan Province: (temporarily named) Kunming Shenghuo Minglou Hotel Co., Ltd (hereinafter referred to as Project Company) in accordance with the laws and regulations of People’s Republic of China.

3. Name of the Project Company: Kunming Shenghuo Minglou Hotel Co., Ltd.
  The legal address: No.2 Jing You Road, Kunming Economy and Technology Developing District, Yunnan Province.

4. The Project Company must take all activities in compliance with the laws and regulations of People’s Republic of China.

5. The type of the Project Company is Limited Liability Company. Each party shares its own profit and bears its own risk and loss according to their proportions in investment.

Article IV  Purpose of the Joint Venture and its Scope and Scale

6.  The purpose for both parties to set up this joint venture is to combine the advantages owed by each party to improve the market competitiveness and enhance the economic benefit by applying the modern management mode.

7. Business scope of the Project Company: room service, catering, entertainment（artistic performance, KTV, chess and card, Sauna）and fitness, health-preservation and beauty, conference, drugs, liquor & tobacco, general merchandise, clothing, jade stone, hardware, calligraphy and painting, artware, etc.

8.  Scale of the Project Company:
 8.1 Both parties agree the operation scale of the Project Company is only joint venture of hotel.

8.2 If Party A intends to expand the scale of operation, Party B will not be involved in; if Party A needs to use the legal right possessed by the Project Company to establish franchising or chain store, the Project Company shall provide technical support for Party A and is entitled to charge certain amount of fees for the use of franchising right or the joining fee.

8.3 If Party A needs to include the Project Company and other companies affiliated to Party A for purpose of bundling listing, it shall get approval from Party B.  Party B shall legally share or bear the listing profit or risk of the Project Company.

Article V  Total Amount of Investment and Investment Proportion, Means of Contributing Investment and Asset Definition

9. Total Amount of Investment and Investment Proportion

  The estimated total amount of investment is RMB 105,000,000, among which Party A will contribute RMB 84,000,000, accounting for 80% of the total investment; Party B will contribute RMB 21,000,000, accounting for 20% of the total investment.

10.  Means of Contributing Investment
   10.1 Contribution made by Party A:

10.1.1 Land use right of the main building, housing ownership (that is, Party A is contributing its investment by the means of land use right, by which the land area of hotel and its affiliated facilities, measured at total 20 mu with the address of No. 2 Jing You Road, of which 10 mu are frontage of the street), whose price has been negotiated by both parties at RMB 1,100,000 per mu, with a total price of RMB 11,000,000.

10.1.2 The estimated total price of the main building and its facilities (including design of the main building of the hotel, geological prospecting, foundation pile, civil engineering, elevator, central air-conditioning system, system of heavy current facilities, system of weak current facilities, fire extinguishing system, pluming & drainage system, cabling system, security monitoring system, etc.) is RMB 64,000,000 (the final price shall be subject to the construction contract, report and invoices presented by Party A).

10.1.3 The expense in connection with purchasing hotel goods (including furniture, sanitary appliance, lamps, kitchen ware, kitchen miscellaneous, dinnerware, electrical equipment, and stereo equipment, facilities for health-preservation and beauty, guestroom linen, disposable goods) is estimated at RMB 9,000,000.

  The estimated value included in the above mentioned three items is RMB 84,000,000, which shall be invested by Party A; at the same time, Party A shall be responsible for getting the certificates of land use right and housing ownership as proof of its investment.

10.2 Contribution made by Party B: interior decoration throughout the whole hotel at the five-star hotel standard and all the physical objects listed hereunder.

  The estimated value of the decoration is RMB 21,000,000.
   10.2.1 Entire interior decoration of hotel lobby, guest room, dinning room, KTV, SPA, conference room, chess room, etc., also including the doors and curtains.
   10.2.2 Preliminary expenses of the hotel: including staff clothing, printing materials, promotion of opening up hotel and hosting of a banquet.

 The means of investment contributed by Party B:  advance payment, progress payment and settlement amount from the construction contracts signed by and between Party B and the construction company.

10.3 Current liquid capitals are estimated at RMB 1,000,000, which shall be deposited to the project company’s account three months prior to the opening of the hotel by both parties appropriately according to their investment proportion to the Project Company. This capital shall be primarily used as start-up costs of the hotel and expenses for employees’ wages.

11. Asset Definition
After each party makes contributions for the registration of the Project Company, both parties shall co-owe the property right according to their investment proportions, and their assets certificates (such as certificate of land use right, housing ownership and other certificates for asset registration) shall be kept by board of directors of the Project Company.

In addition, the total investment amount contributed by both parties shall be determined by the final settlement payment verified by the accounting firm and record each party’s equity under the proportion described in the enclosed documents as well as the article of association. Each party shall contribute its investment in appropriate portion, Party A accounts for 80% and Party B accounts for 20%, and insufficiencies shall be made up in cash by each party. This part of investment shall be paid before December 31, 2010, accompanying with an audit report.

12. The total investment contributed by both parties is temporarily fixed at RMB 105 million which shall be the registered capital of the Project Company.

13. The transfer of all or part of its investment to the third party made by party A or Party B shall be consent from the other party and shall be approved by the relevant authority.

When one party intends to transfer all or part of its investment, the other party shall have precedence in accepting transfer offers.

Article VI  Liabilities for Each Party

14. Both parties are responsible for the following matters:

Party A’s Liabilities:
 1) Be responsible for getting the approval of application, registration, and picking up the business license from the relevant authorities.

 2) Be responsible for getting certificates of land use right and housing ownership for investment contribution.

 3) When Party A is handling the procedure of housing registration, if it is necessary to change the land use into commercial use, then the expenses arising out of the change of nature of the land shall be based on the negotiated price of RMB 1.1 million per mu agreed by both parties. As to the part of expense which exceeds the base number, each party shall be responsible for the extra amount according to their investment proportions.

 4) Assisting Party B in preliminary work of opening up the hotel.

 5) Be responsible for other matters entrusted by the Project Company.

Part B’s Liabilities:
1) Be responsible for the layout of the whole hotel, ensuring that there is no need to make entire adjustment to the layout within reasonable life span.

2) Be responsible for preparing the establishment of the hotel and its entire management.

3) Be responsible for the star-level assessment of the hotel, ensuring to get the standard certification above four-star.

4) Assisting Party A in getting the business license.

5) Be responsible for other matters entrusted by the Project Company.

Note: Each party shall get relevant certificates and the assessment and verification from an accounting firm. All of those real estates, fixed assets and current liquid capitals shall be owed by the Project Company after the registration, and each party will possess its own ownership and use right to assets of the Project Company by their investment proportion.

Article VII  Management of the Project Company

15. Considering the advantages of each party, the Project Company shall be managed by Party B and if necessary, one year after its formal operation, the Project Company may submit an application to relevant authorities for the assessment of four-star hotel. Within the future three years, the Project Company is expected to be built into a brand hotel, with an occupancy rate 10% (including 10%) higher than the average rate of those hotels at similar level in the same city.

16．The Centre for Health-Preservation and Beauty affiliated to the Project Company shall be operated by Party A or under Party B’s management. Party A shall provide technical personal and operation process, and the economic benefit shall not be lower than that of the Project Company in other districts.

17. Party A is allowed to promote its products within the Project Company, and shall pay the relevant expenses under certain proportion.

Article VIII  Establishment of Joint Management Committee for the Project Company

18. The Project Company will establish a joint management committee to perform the rights of board of shareholders and board of directors of the Company. The date of the establishment of board of directors of the Project Company will be commenced on the same date of the registration of the Project Company.

19. The board of directors is organized according to the investment proportion, consisting of 7 directors (5 of which are appointed by Party A, 2 by Party B). One candidate appointed by Party A shall take the position of Chairman, while another candidate appointed by Party B shall take the position of Vice Chairman. Both the term of director and chairman lasts for four years, which may be extended to another four years under the appointment. Meanwhile, the board of supervisors consisting of three members shall also be established, 2 members shall be appointed by Party A, 1 by Party B.  One member appointed by Party A shall take the position of Chief Supervisor.

20. The board of directors constitutes the supreme power of the Project Company by making decision on all material issues. All material issues shall be decided upon the approval of two thirds of the board of directors. Other issues shall be decided upon the approval of half of the board or a simple approval. As to the definition of material issue please refer to Article 33 of The Implementation Rules for Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures. Description on Article 33 is as below:

Article 33  The following issues shall be decided by unanimous consent of the directors presented in the board conference:
 1) Amendment to the charter of equity joint venture

 2) Termination or dissolution of the equity joint venture

 3) Increase or decrease of registered capital of the equity joint venture

 4) Merge or separation of the equity joint venture

Other issues can be decided by Rules of Procedure prescribed in the charter of equity joint venture.

Note: All the issues described in this Contract don’t fit to the above mentioned items. So, any material issues contradicting to any provision under this Contract shall be subject to the terms of this Contract.

21. Chairman is the legal representative of the Project Company. Where Chairman fails to perform his duty for any reason, the vice chairman or any of those directors may perform on his behalf under his authorization.

22. Board meeting shall be held at least one time each year, which shall be convened and presided by the Chairman. Temporary board meeting shall be held in condition that more than one third of those board members proposed to do so. Minutes of those meetings shall be filed and retained for record. Directors who are proposing to hold a special meeting shall submit the proposal 10 days in advance to the Chairman, so that the Chairman can notify other members of the board of directors to attend the meeting.

Article IX  Business Management Office

23. A Business Management Office shall be established in the Project Company for daily operation and management. In this office, one candidate recommended by Party B shall take the position of General Manager; one candidate recommended by Party B shall be the Vice-General Manager. Both General Manager and Vice-General Manager shall be engaged by the board of directors with a term of four years. This term can be renewed.

24. General Manager shall perform his duty by executing all kinds of decisions made by the board meetings, handling daily operation and management of the project company. Under the authorization of board of directors, General Manager shall perform on behalf of the Project Company to the outside and inside affairs of the Company, he shall perform his duty of appointing or dismissing the employee as well as other duties. The Vice-General Manager shall assist the work of General Manager.

Several department managers or chief executives shall be appointed in the Office and each shall perform his duty to deal with issues designated by General Manager and Vice-General Manager.

25. General Manager or Vice-General Manager are found committing an act of graft or serious dereliction of duty, the board of directors may deal out punishment on them upon proposal.

Article X   Labor Management

26. The issues related to engagement and dismiss of the Project Company’s employees as well as their wages, welfares, rewards and punishments shall be practiced according to the rules of the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and Hotel’s Employee Rules and Regulations.

27.  The salaries of senior management appointed by each party shall be discussed and determined at the board meeting.

Article XI  Tax, Financial and Auditing Issues

28. The Project Company shall pay taxes according to state laws, rules and regulations.

29. Employee of the Project Company shall pay individual income tax according to State Law on Individual Income Tax.

30. The Project Company shall set aside statutory common reserve fund or funds for a discretionary common reserve fund according to the laws, it may also set aside reserve funds, funds for enterprise development and incentive funds for employee welfare. Except for the statutory common reserve funds, the proportion of setting aside all the other funds shall be determined by the board of directors depending on the Company’s operation condition.

31.  Financial staff of the Project Company consists of an officer appointed by Party A and other members appointed by management of the Company at its will.

32. The annual financial statements of the Project Company shall date from January 1 to December31 each year, all of those vouchers, documents, statements and account books shall be filed.

33. A qualified accounting firm shall be engaged by both parties to perform the annual auditing of the financial statements, and the annual auditing report shall be submitted to the board of directors, shareholders of the Project Company and the general manager. All of those expenses on auditing shall be borne by the Project Company.

34. At the beginning of each year, the representative in charge of the Company’s operation must sign a Responsibility Agreement on Operating Objects with the board of directors for which to review the Company’s operating results at the end of each year and consider the practice of awards or punishments.

Article XII   Insurance

35. The Project Company shall buy its insurance coverage at formal and legal insurance companies, and the insurance type and value shall be determined by the board of directors.

Article XIII  Amendment, Change and Termination of the Contract

36. The amendment to this Contract and its enclosed documents shall only take effect after both parties have reached a written agreement on the amendment and the application for amendment has been approved by the original approval authority, except for those amendments no need to get approval from relevant state authorities.

37. In event of the Project Company failure to perform this Contract due to force majeure or that the Company getting the loss year by year and becoming incapable of continue operation, it shall be allowed to terminate the term of joint venture operation ahead of schedule and clean up the assets under the agreement reached by the board of directors and upon the approval of original examination and approval authority.

38. The change of legal representatives of each party shall not affect the performance of this Contract.

Article XIV  Liability for Breach of Contract

39. In event of the Project Company failure to practice normal operation due to one party’s nonperformance of its duty as prescribed in this Contract and enclosed documents as well as the Charter of Project Company or material violation of provisions in this Contract and enclosed documents as well as the Charter of Project Company, this party shall be liable for breach of contract . The observant party is entitled to seek claim from the default party for indemnity and the default party shall compensate the relevant damages to the observant party and the Project Company.

40. If any party fails to fulfill the investment as prescribed in Article 5 of this Contract and causing a problem of the normal planning and operation of the Project Company, the default party shall be responsible for breach of contract and all economic damages caused herein.

41. If this Contract and its enclosed documents fail to be performed or completely performed due to the default of one party, it shall be the default party’s liability and bear all the economic damages caused herein.

Article XV  Force Majeure

42. If this Contract fails to be performed or performed as prescribed directly due to the earthquake, typhoon, flood, fire, war and other unforeseeable accident of force majeure which occurrence and results may not be prevented or avoid, both parties shall decide whether terminate the Contract or partly release the performance of this Contract, or delay the performance of this Contract through negotiation based on the influence of accident on the performance of this Contract.

Article XVI  Resolution of Disputes

43. All disputes arising from the performance of this Contract or any disputes relating to this Contract shall be resolved through friendly negotiation. Any dispute may not be resolved by negotiation shall be submitted to Kunming Arbitration Committee for arbitration. This arbitration shall be final and binding on both parties.

44. During the arbitration, the Contract shall be enforced by both parties except for the matters in dispute.

Article XVII  Effect of the Contract and Other Items

45. Any supplementary agreements attached to this Contract, including but not limited to the Charter of the Project Company, shall constitute part of this Contract and have the same legal force.

46. This Contract and its enclosed documents are made in 5 copies; 2 copies for each party, one copy is kept by the Project Company. This Contract and its enclosed documents take effect upon the date of signing.

47. If one party notifies the other party regarding the matters relating to the rights and obligations by telex, telephone, it shall be notified in written, otherwise it shall be regarded as not notified.

48. This Contract is entered into by authorized representatives of both parties on March 23, 2010, at No.2 Jing You Road, Kunming Economy and Technology Developing District.

Party A: Kunming Shenghuo Pharmaceutical (group) Co., Ltd
Signature: Gui Hua Lan
Seal

Party B: Kunming Tianzhiheng Hotel Management Co., Ltd
Signature: Rong Hua Liu
Seal

Date: March 23, 2010